HKCMCPA

HKCMCPA Company Limited
Certified Public Accountants

June 28, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: Blue Water Ventures International, Inc.
(formerly SmartPay Express, Inc.)

Dear Commissioners:

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated June 15, 2012 of Blue Water Ventures International, Inc. (formerly SmartPay Express, Inc.), filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they pertain to our firm.

Very truly yours,

HKCMCPA Co Ltd

HKCMCPA Company Limited
Hong Kong, China

Unit 602, 6/F., Hoseinee House, 69 Wyndham Street, Central, Hong Kong
Tel: (852) 2573 2296 Fax: (852) 2384 2022 http://www.hkcmcpa.us